Exhibit 99.(k)(4)

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and each of the Investment Companies listed on Appendix A hereto (each, the “Fund”), shall be effective August 1, 2008.

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.             Delivery of Documents. The Fund will provide the Administrator with:

2.1           properly certified or authenticated copies of resolutions of the Fund’s Board of Directors or Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2           a copy of the Fund’s most recent registration statement;

2.3           copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4           a copy of the Fund’s valuation procedures;

2.5           a copy of the Fund’s Articles of Incorporation/Declaration of Trust and By-laws;

2.6           any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors or Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7           copies of any and all amendments, supplements, or superseding documents to the foregoing.

3.             Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1           Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

4.             Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.             Instructions.

5.1           The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2           Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Directors or Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund. For purposes of this Section 5, the term “written” shall not include email communications.

5.3           Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4           With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions reasonably believed to be genuine. The Fund agrees that such telefax instructions shall be presumptively conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5           Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.             Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund may be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and, absent a good faith dispute, shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.             Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.             General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D). The foregoing provision shall not apply with respect to any failure or delay in performance known to the Administrator unless the Administrator promptly notifies the Fund of such failure or delay.

8.1           The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1        any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2        any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3        any provision of any order or judgment of any court of competent jurisdiction.

8.2           The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such administrator’s obligations and duties.

8.3           In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9.             Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1           Compliance Monitoring. The compliance monitoring of the investments of the Fund with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession are inaccurate, incomplete or ambiguous. The Board of Directors of the Fund shall remain fully responsible for ensuring compliance of the investments of the Fund with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Administrator. in addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that any third party compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

10.           Indemnification. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement (“Claims”) not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The Administrator hereby agrees to indemnify the Fund against and hold it harmless from any and all Claims resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of its obligations and duties under this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement,

11.           Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel.

The Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

12.           Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section

12.1         This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than sixty (60) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which shall include a material breach of the Agreement not cured within forty-five (45) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for promptly completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2         Upon termination of the Agreement in accordance with this Section 12, the Administrator shall promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. Upon delivery of all records, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete and that all such records were delivered to the Fund or its designated third party.

13.           Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

14.           Tape-Recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15.           Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16.           Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17.           Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18.           Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York. The fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum.

19.           Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at Eleven Madison Avenue, New York, NY 10010, Attention: Legal Counsel, Mutual Funds or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.           Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, electronic file in pdf format, or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy, electronic file in pdf format, or telefax until the Administrator has received the original of the Agreement.

22.           Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23.           Authorization. The Fund hereby represents and warrants that the Fund’s Board of Directors or Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to he duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (l/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ James R. Kent
Name:	James R. Kent
Title:	Managing Director
Date:	June 19, 2008

The Investment Companies listed on Appendix A hereto

By:	/s/ Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	Chief Financial Officer

Date:	June 12, 2008

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Effective as of August 1, 2008

The following is a list of Funds for which the Administrator shall serve under an Administrative Agency Agreement with an effective date of August 1, 2008:

The Chile Fund, Inc.

The Emerging Markets Telecommunications Fund, Inc.

The First Israel Fund, Inc.

The Indonesia Fund, Inc.

The Latin America Equity Fund, Inc.

The Investment Companies listed above

By:	/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: Chief Financial Officer

Date: June 12, 2008

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Description of Compliance Services

•                  Trade date plus one monitoring of each Fund’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

•                  Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•                  Trade date plus one monitoring of each Fund’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations

•                  Rule 17g-1 monitoring shall be performed monthly as requested

•                  Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•                  Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•                  The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Fund’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•                  Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Compliance Monitoring Services (“Monthly Summary Reporting”)

•                  Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•                  Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees/Directors as requested by the Fund and agreed to by the Administrator

Description of Financial Reporting & Assistant Treasurer Services

•                  The Administrator shall accumulate information for and prepare

•                  Within a 60-day production cycle, annual and semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•                  annual report and semi-annual report on Form N-SAR

•                  first fiscal quarter report and third fiscal quarter report on Form N-Q

Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall Edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits

•                  Quarterly calculation and reporting of each Fundo’s portfolio turnover

•                  Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund

•                  Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

•                  Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•                  Prepare a monthly expense pro forma

•                  Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

•                  Prepare budgets and expense pro formas for new series, portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Description of Tax Support Services

•                  Prepare fiscal year end and excise tax distribution calculations;

•                  Prepare monthly, quarterly and annual income distributions as described in each Fund’s prospectus

•                  Prepare annual capital gain distribution(s) including spillback amounts as required

•                  Prepare tax-related ROCSOP entries for fund accounting purposes

•                  Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•                  Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

•                  Prepare shareholder year-end tax information

•                  Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•                  Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)

•                  Prepare wash sales calculations and other differences required for tax purposes

•                  Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•                  Provide tax research as requested

Description of Performance Measurement Services

•                  Calculate time weighted total returns at NAV and Market Value and report such returns to the Fund on a monthly basis

•                  If applicable, review of total return information generated by BBH disclosed in Fund’s financial statements.

The Investment Companies listed on Appendix A hereto

By:	/s/ Michael A. Pignataro

Name: Michael A. Pignataro
Title: Chief Financial Officer

Date: June 12, 2008

APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Cecilia Chau

J. Kevin Gao

Michael Ponder

Karen Regan

The Investment Companies listed on Appendix A hereto

By:	/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: Chief Financial Officer

Date: June 12, 2008

APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG

RUSSELL/MELLON

EXTEL (LONDON)

FUND MANAGERS

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

REUTERS

SUBCUSTODIAN BANKS

TELEKURS

VALORINFORM (GENEVA)

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

FINANCIAL INFORMATION INC. CARD

JJ KENNY

FRI CORPORATION

MORGAN STANLEY CAPITAL INTERNATIONAL

The Investment Companies listed on Appendix A hereto

By:	/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: Chief Financial Officer

Date: June 12, 2008